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                                                                   EXHIBIT 10.15


                  This Agreement made and entered into on this 24th day of April, 1995, By and Between DEAD SEA WORKS LTD., of Potash House, Beer Sheva 84100, Israel ("Seller"), and HAIFA CHEMICALS SOUTH LTD., of P.O. Box 1809, Haifa, Israel, ("Buyer");

                               W I T N E S S E T H

                  WHEREAS Buyer and Seller have, on lst January, 1990, entered into an agreement for the sale of Product (as defined below) for use by Buyer at its manufacturing facility in Haifa (hereinafter, the "Haifa Agreement"); and

                  WHEREAS Buyer and Seller desire to enter into an additional agreement for the sale of Product, for use by Buyer at the Rotem Facility (as defined below), all in accordance with and subject to the terms and conditions set out below;

                  NOW, THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

                  1.       DEFINITIONS

                  As used herein.

                  1.1      "Ton" shall mean - 1,000 (one thousand) Kgs.

                  1.2 "Product" shall mean - Potash as set forth in Exhibit "A" attached hereto.

                  1.3 "Contract Year" shall mean - January 1st through December 31st.

                  1.4 "Contract Year Quota" shall mean - quantities of Product to be sold and delivered by Seller and purchased and received by Buyer in each Contract Year as set forth in sub-articles 3.1 and 3.2 below.

                  1.5      "Delivery Location" shall mean - Tzefa Plain.

                  1.6 "K(2)O" shall mean - the potassium content of the Product expressed as the [mono oxide] of potassium.

                  1.7 "Quarter" shall mean - a period of three calendar months as follows: January 1st through March 31st, April 1st through June 30th, July 1st through September 30th, October 1st through December 31st.



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                  1.8      "Basic Delivered Price" shall mean - the basic
                           delivered price calculated in accordance with the provisions of Article 5.1 below.

                  1.9 "Rotem Facility" shall mean - a facility for manufacturing Potassium Nitrate, to be constructed by Buyer at the Rotem Plain, having a manufacturing capacity of 100,000 +/- 15% Tons of Potassium Nitrate.

                  1.10     "The Effective Date" shall mean - 19th September,
                           1994.

                  1.11 "Specifications" shall mean - the specifications set forth in Exhibit "A".

                  1.12 "Israeli Market Product" shall mean - the quantity of Product used by Buyer for the manufacture of Potassium Nitrate and other products, if any, not exported by Buyer from Israel.

                  1.13 "Allowed Soot Level" (or "ASL" shall mean - the maximum permitted level of soot in Product to be delivered to Buyer hereunder, i.e. 125 (one hundred and twenty-five) PPM, as determined by the Adequate Method (as defined in the Haifa Agreement), set out in Exhibit A attached hereto.

                  1.14 "Day" shall mean - 24 hours commencing on 00:01 hours.

                  2.       TERM

                  2.1 This Agreement shall come into effect on the date of signature thereof by both parties, and shall be effective through 31st December, 2005.

                  2.2 This Agreement may only be renewed by a written instrument signed by both parties hereto setting out the price, the duration of the renewed term and all other terms and conditions which shall apply during any renewed term.

                  3.       QUANTITY

                  3.1      3.1.1    Seller shall sell and deliver and Buyer
                                    shall purchase and receive during each
                                    Contract Year commencing on the Effective
                                    Date, quantities of Product as set out in sub-article 3.2 below.

                           3.1.2 It is agreed that the quantity of Product set out in sub-article 3.2.1 below shall be supplied from Seller's Hot Crystallization plant.


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                  3.2      3.2.1    Buyer has advised Seller that as of lst
                                    January, 1995, Buyer's annual requirement for Product shall be 80,000 +/- 15% Tons per Contract Year.

                           3.2.2    (a)      Notwithstanding the provision of
                                             sub-article 3.2.1 above, during the
                                             contract Year Commencing on 1st
                                             January, 1995 and terminating on
                                             31st December, 1995, Buyer shall be
                                             entitled to reduce the
                                             aforementioned quantity of
                                             80,000+/- 15% Tons by 220+/-15%
                                             tons for each Day during which
                                             manufacturing operations in the
                                             Rotem Facility shall temporarily
                                             stop as a direct result of
                                             running-in problems. Provided that
                                             Buyer shall notify Seller in
                                             writing immediately upon the
                                             occurrence of such stopping of
                                             manufacturing operations (including
                                             the estimated time until the
                                             resuming of manufacturing
                                             operations), and immediately upon
                                             the resuming of manufacturing
                                             operations.

                                             For the sake of good order, it is
                                             stated that Buyer's right under
                                             this sub-article 3.2.2(a) shall not
                                             prejudice Buyer's obligation, inter
                                             alia, under sub-article 3.4 below.

                                    (b)      Buyer has advised Seller that it
                                             shall purchase and receive during
                                             each of the months November and
                                             December 1994, a quantity of up to
                                             7,000 Tons of Product. This
                                             quantity shall be in addition to
                                             the Contract Year Quota applicable
                                             to the Contract Year commencing on
                                             1st January, 1995.

                  3.3 Should Buyer request additional tonnage in excess of the quantity set forth in 3.2.1 above, Seller will use reasonable efforts to supply the same, but Seller shall have no obligation to supply such additional tonnage.

                  3.4 Without prejudice to the provisions of sub-articles 3.1, 3.2 and 3.3, Buyer has advised Seller that the estimated quantity of Product to be delivered and received during each Quarter of the Contract Year commencing on 1st January, 1995 shall be 20,000 Tons +/- 15%.

                           With respect to the Contract Years following 1995, Buyer shall advise Seller at least 3 (three ) months prior to the commencement of each Contract Year the estimated quantity of Product to be delivered and received during each Quarter of the applicable contract year. Quantities in respect of each Quarter may be adjusted by Buyer not later than 30 (thirty) Days prior to the commencement of the applicable Quarter.


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                  3.5      In each calendar month of each Contract Year, Buyer
                           will take delivery of not less than 5% (five percent) and not more than 10% (ten percent) of that total Contract Year quota.

                  3.6 In the event that Buyer will take delivery of less than the said 5% during any calendar month (hereinafter - "the Minimum Monthly Quantity") for any reason whatsoever, except Seller's default, Seller will be entitled, without prejudice to any rights afforded it hereunder and under the law, to reduce that Contract Year Quota, by amounts not exceeding in the aggregate the difference between the Minimum Monthly Quantity and the aggregate quantity actually received by Buyer during that calendar month.

                  3.7 Buyer shall not use the Product purchased hereunder for the purpose of (a) resale of same; or (b) for the purpose of manufacturing in any way or manner, selling or otherwise dealing with technical grade Potash or SOP.

                  4.       DELIVERY, TITLE RISK & SHIPMENT

                  4.1 Product shall be delivered to Buyer for Buyer's trucks at Tzefa Plain.

                  4.2 Risk of loss and damage to the Product shall pass to Buyer as Product is progressively loaded upon trucks at the Delivery Location.

                  5.       PRICE

                  5.1 The Basic Delivered Price for each Ton of Product during any Quarter shall be:

                                  BP = WAF - FC

                           Where:

                           BP   =   Basic Delivered Price;

                           WAF  =   Weighted average of the fob Israeli port
                                    price received by Seller for non-granulated potash exported from Israel during the immediately preceding Quarter;

                           FC   =   Variable costs per Ton from fob cars Tzefa
                                    Plain to fob vessel in the port of Ashdod.

                  5.2 In addition to the Basic Delivered Price buyer shall pay Seller an amount equal to the amount of export premiums and benefits (such as, including

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                           but without limitation, Bituach Shaar or any other
                           similar or substitute programmes) of whatsoever kind or nature which would have been paid to Seller or to which Seller would have been entitled had Product sold to Buyer hereunder been exported by Seller during the preceding Quarter.

                  5.3      5.3.1    In addition to the amounts referred to in
                                    5.1 and 5.2 above, Buyer shall pay Seller a premium of U.S. $ 4.25 per Ton of Product sold and delivered to Buyer.

                           5.3.2 The sum of U.S. $ 4.25 referred to above shall be adjusted in accordance with the rate in which the New Index shall increase or decrease over or below, as the case may be, the Basic Index. The aforementioned adjustment shall be effected on the 1st of January of each Contract Year.

                                    For the purposes hereof -

                                    Index shall mean - the United States
                                    Consumer Price Index For All Urban
                                    Consumers, published by the Bureau of Labor
                                    Statistics of the U.S. Department of Labor.

                                    New Index shall mean - the Index last known at the time when each payment shall be effected;

                                    Basic Index shall mean - the Index last
                                    known on 1st September, 1994, i.e. 447.5 points.

                  6.       DISCOUNTS

                  6.1 For the purposes of this article 6, "Extra Discount Period" shall mean - the period during which Buyer shall be entitled to an additional discount as set forth in article 6.3 below, which period shall begin on the Effective Date and shall terminate after Buyer shall have received the discount referred to in 6.3 below - for and in respect of a total quantity of the first 400,000 Tons of Product sold to Buyer hereunder following the Effective Date.

                  6.2 Following the Effective Date and during the life of this Agreement, Buyer shall receive a discount of 3% (three percent) on the Basic Delivered Price and on the amounts referred to in sub-article 5.2 above, on all Product sold and delivered to it by Seller.

                  6.3 In addition to the discount referred to in sub-article 6.2 above, Buyer shall be entitled to receive a discount only for and in respect of Product sold and

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                           delivered to Buyer during the Extra Discount Period
                           at the rate of U.S. $ 4.25 per Ton of Product sold and delivered to Buyer, said sum to be adjusted in accordance with the provisions of sub-article 5.3.2 above.

                  6.4 For the avoidance of doubt, it is hereby clarified that amounts or payments pursuant to the provisions of sub-article 5.3 above shall not be deemed or considered as part of the price for the purpose of calculating the discount referred to in sub-article
                           6.2 above.

                  6.5 Notwithstanding anything to the contrary herein contained, it is agreed that in the event that the granting of the discounts referred to in sub-article
                           6.2 or 6.3 above shall result in a delivered price payable to Seller of less than the Minimum Price (as defined below), then the discounts shall be adjusted so that the delivered price shall not be less than the Minimum Price.

                           For the purposes hereof the "Minimum Price" shall mean - cost of production plus all other expenses incurred by Seller up to and including the Delivery Location, as reflected in the audited financial statements of Seller.

                  7.       TERMS OF PAYMENT

                  7.1 Seller shall invoice Buyer, at the end of each calendar month or as soon as practicable thereafter, for Product delivered during that calendar month. Premiums and all other payments (if any) due to Seller pursuant to the provisions of this Agreement as well as all discounts due to Buyer (if any) shall be reflected in each monthly invoice;

                  7.2 Payments in full for Product delivered shall be made by Buyer within 60 (sixty) Days from the end of the calendar month in which that Product was delivered.

                  7.3 Overdue amounts shall carry interest at the then current LIBOR Rate (taking into consideration amount and time involved) + 2% from date on which payment is due pursuant to the provisions hereof until actual payment. The above is in addition to all rights and remedies which Seller may have in case of default by Buyer.

                  7.4 Invoices shall be in U.S.$ and all payments (including interest) shall be made in said currency unless otherwise agreed upon by the parties hereto.

                           In the event that it will not be permitted to effect payments in U.S.$ then the currency used for payments shall be Israeli and the amount of New

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                           Israeli Shekels payable shall be determined in
                           accordance with (i) with respect to sales of Israeli Market Product - the representative rate of exchange (as published by the Bank of Israel) published immediately before actual payment is made; and (ii) with respect to all other sales of Product the then prevailing rate of exchange for the conversion by Seller of U.S.$ (being proceeds to export sales) into Israeli Shekels excluding any premiums which Seller is entitled to receive from Buyer under any other provisions hereof.

                           In the event that the representative rate of exchange shall not be published by the Bank of Israel then a substituting rate shall be used, which shall resemble the principles reflected in the determination of the representative rate of exchange.

                  8.       WARRANTY

                  8.1 Seller warrants that Product delivered hereunder shall materially conform to the Specifications.

                           THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED AND SELLER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES INCLUDING, BUT WITHOUT LIMITATION, THAT PRODUCT WILL BE FIT FOR BUYER'S PARTICULAR USE OR PURPOSE.

                           Unless Seller receives written notice otherwise within 15 (fifteen) Days after delivery of the Product to Buyer, the Product shall be deemed to conform to Specifications.

                  9.       LIABILITY & CLAIMS

                  9.1 Seller shall not be liable for special, consequential or coincidental damages arising out of non-delivery, use, inability to use or any other cause whatsoever, whether in contract, tort or otherwise.

                  9.2      Without prejudice to the provisions of sub-articles
                           9.1 above and 9.4 below, in no event shall any claim made by Buyer for non-delivery of the Product, shortage of weight, deficiency in analysis or for any other reason whatsoever be greater than the purchase price of that portion of the product in respect of which such claim is made.

                           The amount referred to above constitutes the maximum amount that may be claimed by Buyer in respect of damages not excluded from Seller's

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                           liability under the provisions of sub-article 9.1
                           above and shall not be interpreted so as to impose an obligation upon Seller to indemnify, compensate or otherwise pay Buyer the above amount.

                  9.3 All claims shall be supported by appropriate documentary evidence and must be made in writing, within 15 (fifteen) Days after delivery of Product to Buyer. Failure to give written notice of claim within the specified time shall constitute a waiver by Buyer of all claims in respect of such Product.

                  9.4 In the event that Product shall not conform to the Specifications, the following shall apply:

                           9.4.1 If Product delivered shall (a) contain more than 1,000 PPM insolubles in water; and/or
                                    (b) contain soot at a higher level than the Allowed Soot Level, Buyer shall have the option to either reject such Product (in accordance with the provisions hereinbelow stipulated), or take delivery of same but not pay in respect thereof the premium referred to in sub-article 5.3 above (as shall be adjusted in accordance with the provisions of sub-article 5.3.2 above) if Product is sold not within the Extra Discount Period; in the event that Product referred to in (a) or (b) above shall be sold within the Extra Discount Period, as the case may be, Buyer shall have the option to either reject such Product (in accordance with the provisions hereinbelow stipulated), or take delivery of same and receive a discount (in addition to the discounts referred to in sub- articles 6.2 and 6.3 above) at the rate of U.S.$ 4.25 per Ton of such Product, said sum to be adjusted in accordance with the provisions of sub-article 5.3.2 above.

                           9.4.2 If Product delivered shall have less than 60% (sixty percent) K2O a pro rata rebate will be allowed in case of undertest (calculated on the basis of 60% K2O).

                           9.4.3 If Product delivered shall materially not conform to Specifications (other than specifications referred to in 9.4.1 and
                                    9.4.2 above) Buyer shall be entitled to
                                    reject such Product in accordance with the provisions hereinbelow stipulated.

                  9.5 Buyer's right to reject Product as above set forth shall only apply to Product which shall not have been contaminated or impaired subsequent to delivery thereof to Buyer and Buyer shall be entitled to exercise same if, and only if, a claim in respect thereof shall have been made in accordance

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                           with the provisions of sub-article 9.3 above within
                           the time therein stipulated.

                  9.6 In the event of rejection of Product as above mentioned, the following shall apply:

                           9.6.1 Buyer shall ship such Product and it shall be promptly unloaded at the Delivery Location. All costs of loading (if any) at the Rotem Facility, shipment therefrom the Delivery Location and unloading of Product rejected as aforesaid, will be borne by Seller.

                           9.6.2 Seller shall replace the rejected Product by delivering to Buyer an equivalent quantity. Buyer shall not be required to pay for rejected and returned Products in accordance with the provisions of this article 9. All costs of loading replacing Product at the Delivery Location and shipping it therefrom to the Rotem Facility will be borne by Seller.

                           9.6.3 Buyer shall not be entitled to receive and Seller shall not be required to pay Buyer compensation, indemnification or other payments or expenses of whatsoever kind or nature with regard to rejected Product, the rejection of Product or as a consequence thereof or otherwise, except that if Seller shall have received payment for Product which has been rejected pursuant to the terms hereof and has not replaced same as in
                                    9.6.2 set forth, Seller shall apply any
                                    amount so received as credit for future
                                    purchases of Product hereunder.

                  9.7 Buyer shall not delay or withhold payments in respect of Product delivered notwithstanding any claim which has been or could have been made by Buyer except for payments in respect of Product rejected and returned by Buyer pursuant to the provisions of sub-article
                           9.6 above.

                  10.      TAXES

                  10.1 Value Added Tax due or payable with regard to the sale and purchase of the Product hereunder shall be borne and paid by Buyer.

                  10.2 If any tax (other than tax on the overall net income of Seller), charge, fee, levy or duty shall be imposed or increased upon the sale or purchase of the Product at any time after the date of signature hereof, the amount thereof shall be borne and paid by Buyer.


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                  11.      FORCE MAJEURE

                  11.1 Each of the parties hereto shall be relieved of its obligations hereunder if and to the extent that it is prevented from performing the same by any cause beyond its reasonable control, including, without in any way limiting the generality of the foregoing, acts of God, war, the elements, explosion, fire, riots, strike, lock-out or other differences with workmen (neither party shall be required to settle any labour dispute against its own best judgment), shortage of utility, facility, material or labour, breakdown, accident or compliance with or other action taken to carry out the intent or purpose of any law or regulation.

                           The party so affected shall promptly notify the other of the existence of such cause, of its expected duration, and of the estimated effect thereof (to the extent known) on its ability to perform its obligations hereunder.

                           Each party so affected shall promptly notify the other party when such cause ceases to affect its ability to perform its obligations hereunder.

                  12.      ALLOCATION

                  12.1 In the event of Seller's inability, for any of the causes set forth in Article 11.1 above, to supply the total demand of Seller's customers (anywhere in the world) for the Product, Seller shall have the right to allocate its available supply among Seller's customers on a fair and equitable basis, and the relevant Contract Year Quota shall be adjusted accordingly.

                  13.      DEFAULT BY OR INSOLVENCY OF BUYER

                  13.1 If Buyer fails to pay any amount due or payable to Seller hereunder within the stipulated time, Seller may, in addition to any other rights it may have, suspend shipment and delivery of Product until such default is made good.

                           In the event that such suspension shall result in Buyer receiving, during any calendar month, less than the Minimum Monthly Quantity (as defined in sub-article 3.6 above) the provisions of sub-article
                           3.6 shall apply.

                           Waiver by Seller of any default by Buyer hereunder shall not be deemed as a waiver of any default thereafter occurring.

                  13.2 Non payment within the times herein set for payment and a breach of or non-compliance with any of the provisions of sub-article 3.1, 3.2, 3.7, 7.2, 9.7 and
                           15.1 shall be deemed as a fundamental breach of this Agreement.

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                  13.3     If Buyer becomes insolvent or ceases to function as a
                           going concern or if a Receiver for it is appointed or applied for, or a petition under any bankruptcy or reorganization statute is field by it or against it, or if it makes an assignment for the benefit of creditors or takes advantage of any insolvency statute, Seller may forthwith terminate this Agreement without further liability to Buyer but such termination shall be without prejudice to the rights of the parties with respect to Product therefore delivered to Buyer.

                  14.      WEIGHT AND ANALYSIS

                  14.1 The weight of the Product delivered hereunder shall be determined by weighing on officially certified scales designated by Seller and the cost of weighing shall be for the account of Seller.

                           Such weighing shall be binding on both parties hereto and shall serve as a basis for billing Buyer hereunder.

                  14.2     14.2.1   Seller shall, at its plant in Sdom, take a
                                    sample from each Shipment of Product and shall analyse the same in accordance with the analysis method then used by Seller.

                                    "Shipment of Product" shall mean - total quantity of Product in Sdom shipped to Buyer on any Day.

                                    Each sample taken shall be divided into
                                    three portions. One portion shall be
                                    analysed by Seller as herein provided. One portion shall be made available to Buyer and shall be shipped to the Rotem Facility at Buyer's account, once a week. One portion shall be retained by Seller for a period of not less than 30 (thirty) Days.

                           14.2.2 Seller shall telefax to Buyer (at the Rotem Facility) daily copies of the analysis results.

                           14.2.3 Until such time that the analysis method referred to in 14.2.5 below shall be applied (if at all), Seller's analysis results referred to above shall be binding on the parties hereto.

                           14.2.4 Buyer shall be entitled to analyse samples of Product taken from Seller as provided in
                                    14.2.1 above.

                           14.2.5 If Buyer's analysis result shall indicate the Product delivered contains more than 1,000 PPM insolubles in water and Buyer's and

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                                    Seller's respective analysis results
                                    referred to above shall differ by more than 10% with regard to the PPM insolubles in water content in the Product, or shall substantially differ with regard to other Specifications that materially affects Buyer (except the K2O content in Product; and except the levels of soot content in Product
                                    - said level to be determined in accordance with the Adequate Method referred to in sub-article 1.13 above), then Buyer shall be entitled to request that samples shall be analysed in a way to be agreed upon between the parties.

                           14.2.6 If the parties shall fail to agree as to the analysis method, the matter shall be referred to an individual to be appointed by both parties who is well conversed with the chemical issues involved.

                                    In the absence of agreement between the
                                    parties as to whom that individual should be, he shall be appointed at the joint request of the parties by the then head of the chemistry department of the Ben Gurion University in Beer-Sheva.

                           14.2.7 The decision of the individual appointed shall be final and binding upon the parties.

                           14.2.8 Buyer shall have the right to take samples at the Delivery Location.

                                    If Buyer shall analyse samples taken at the Delivery Location and shall continuously receive results regarding the PPM insolubles in water content which substantially differ from Seller's analysis results in a way which materially affects Buyer then, at the request of Buyer, Seller and Buyer shall hold discussions, exchange views and carry on such agreed tests and experiments with a view of finding out the reason for such substantially different results.

                  15.      RIGHT OF SET-OFF

                  15.1 Buyer shall not be entitled to set-off, or otherwise deduct any sums from any amount which may be due or payable to Seller hereunder or otherwise.

                  16.      WAIVER OF DEFAULT

                  16.1 Any failure by either party at any time, or time to time, to enforce or require the strict keeping and performance of any term or condition of this Agreement shall not constitute a waiver by such party of any subsequent

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                           breach of such term or condition, or of the right of
                           such party to avail itself of such remedies as it may have for any such subsequent breach.

                  17.      ASSIGNMENT

                  17.1 This Agreement or any right or obligation thereunder shall not be assignable in whole or in part by either party without the prior written consent of the other party, except that Seller may assign its right to receive payments hereunder.

                           Any assignment without such prior written consent (if consent is required) shall be deemed void ab initio.

                  18.      ENTIRE AGREEMENT AND HEADINGS

                  18.1 This Agreement constitutes the entire agreement between the parties hereto with reference to the subject matter hereof, and all proposals, negotiations, representations, if any, made prior and with reference hereto are merged herein. No past conduct or custom of trade previously applied in the parties' past business between themselves shall at any time affect the interpretation of this Agreement.

                           No terms or conditions, other than those stated herein, and no agreement or understanding in any way modifying the terms and conditions stated herein, shall be binding on either party unless made in writing and signed by both parties.

                  18.2 The headings herein are for the sake of convenience only and shall not be relied upon in the interpretation or construction of this Agreement.

                  19.      CPA'S CERTIFICATES

                  19.1 At the request of Buyer, Seller shall deliver to Buyer, as soon as practicable after termination of each Contract Year a letter from Seller's CPA certifying that pricing of Product sold and delivered to Buyer during the Contract Year conform to the applicable provisions of the Agreement.

                  19.2 At the request of Seller, Buyer shall deliver to Seller, as soon as practicable after termination of each Contract Year a letter from Buyer's CPA certifying the quantity of Israeli Market Product declared by Buyer in respect of that Contract Year conform to the applicable provision of the Agreement.

                  20.      STAMP DUTIES

                  20.1 Stamp duties in respect of this Agreement shall be borne and paid for by Buyer.

                  21.      NOTICES

                  21.1 All notices and other communications hereunder shall be in writing and shall be addressed to the parties at their respective above mentioned address.

                  21.2 Either party may change the address or official to which notices shall be given by notice to the other party as herein provided.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed.



      /s/                                    /s/ Amiad Cohen
-------------------------------         ------------------------------------
      Dead Sea Works Ltd.                    Haifa Chemicals South Ltd.


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